Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

dated as of April 7th, 2004

by and between

Unigene Laboratories, Inc.

and

Novartis Pharma AG

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II LICENSE GRANTS		6

2.1.	License Grant from Unigene to Novartis	6

2.2.	Reservation of Rights to the Licensed Technology	6

2.3.	Novartis Sublicensing Rights	7

2.4.	Improvement License Grants from Novartis to Unigene to manufacture API	8

2.5.	Improvement License Grants from Novartis to Unigene to manufacture proteins or peptides other than API	9

2.6.	Licensed Technology Facilities	9

ARTICLE III PAYMENTS		9

3.1.	Initial Fee to Unigene	9

3.2.	Milestone Payments to Unigene	9

3.3.	Unigene Licensed Technology Royalties	11

ARTICLE IV TECHNOLOGY TRANSFER		13

4.1.	Unigene Know-How and Material Transfer	13

4.2.	Assistance	13

4.3.	Technical Support beyond the Technology Transfer Plan	13

4.4.	Cost of Technology Transfer	14

ARTICLE V SUPPLY AND MANUFACTURE		14

5.1.	Unigene Supply to Novartis	14

5.2.	Novartis Supply to Unigene	14

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ARTICLE VI INTELLECTUAL PROPERTY		15

6.1.	Ownership and Inventorship of Sole and Joint Improvements	15

6.2.	Filing, Prosecution, Maintenance and Enforcement of Patents	15

ARTICLE VII REPRESENTATIONS, WARRANTIES AND COVENANTS		19

7.1.	Warranties	19

ARTICLE VIII CONFIDENTIALITY AND EXCHANGE OF INFORMATION		20

8.1.	Confidential Information	20

8.2.	Permitted Disclosures	21

8.3.	Public Announcements	22

8.4.	Publications	22

8.5.	Bankruptcy	23

ARTICLE IX INDEMNIFICATION		23

9.1.	Indemnification of Novartis	23

9.2.	Indemnification of Unigene	23

9.3.	Procedure	24

ARTICLE X DISCLAIMER OF WARRANTIES		24

ARTICLE XI TERM AND TERMINATION		25

11.1.	Term	25

11.2.	Termination for Material Breach	25

11.3.	Termination for Insolvency; Retention of License	25

11.4.	General Effect of Termination	26

ARTICLE XII MISCELLANEOUS		27

- ii -

12.1.	Governing Law	27

12.2.	Waiver	28

12.3.	Assignment	28

12.4.	Notices	28

12.5.	Force Majeure	29

12.6.	Independent Contractors	29

12.7.	Other Obligations	29

12.8.	Severability	30

12.9.	Further Assurances	30

12.10.	Entire Agreement, Waivers, Etc.	30

12.11.	Headings, Construction and Interpretations	30

12.12.	Counterparts	31

- iii -

This License Agreement (this “Agreement”), dated as of April 7th, 2004 (the “Effective Date”), is made between Novartis Pharma AG, a Swiss corporation (“Novartis”) and Unigene Laboratories, Inc., a Delaware corporation (“Unigene”) (each a “Party” and collectively, the “Parties”).

R E C I T A L S

WHEREAS, Unigene has developed certain proprietary technology related to the manufacture of API, Intermediate and Amidating Enzyme;

WHEREAS, Unigene is the owner of all right, title and interest in, or otherwise controls, certain Unigene Patent Rights and Unigene Know-How which relate to the manufacture of API, Intermediate and Amidating Enzyme;

WHEREAS, Unigene desires to grant to Novartis and Novartis desires to obtain, an exclusive, worldwide license under this Agreement for Novartis and/or its Affiliates to develop, have developed, manufacture, use, import and export API, Intermediates and Amidating Enzyme for use in Novartis and Unigene Drug Products;

WHEREAS, Unigene desires to supply, and Novartis desires to be supplied with API suitable for a ** Clinical Study for the development of Novartis’ Oral Product according to the terms of the Clinical Supply Agreement attached hereto as Exhibit A;

WHEREAS, the parties shall negotiate in good faith the terms and conditions of a clinical and a commercial supply agreement to cover the supply of API for clinical and commercial use in Unigene’s Drug Products (“Product Supply Agreement” and the “Contract Manufacturing Agreement) as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, Novartis and Unigene, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. “Affiliate” means any legal entity (such as a corporation, partnership, or limited liability company) that Controls, is Controlled by or is under common Control with a Party to this Agreement. For the purposes of this definition, the term “Control” means: (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities (or such lesser percentage which is the maximum allowed by a foreign corporation in a particular jurisdiction); (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities; or (iii) the ability to direct the affairs of any such entity.

1.2. “Amidating Enzyme” means a recombinant enzyme used to convert non amidated peptides or proteins to amidated peptides or proteins.

“API” or “Active Pharmaceutical Ingredient” means recombinant salmon calcitonin manufactured under or using the Licensed Technology in bulk active ingredient form.

“Calendar Quarter” means a period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Calendar Year” means a period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31.

“Clinical Supply Agreement” means that certain clinical supply agreement, dated as of the date hereof, by and between Novartis and Unigene, which is attached hereto as Exhibit A.

“Commencement of **” means the date **.

“Commencement of **” means the date **.

“Competing Product” means any product sold by a Third Party that contains API. Affiliates, sublicensees, Joint Ventures and distributors of Unigene shall not be considered to be Third Parties.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated November 6, 2002, between Novartis AG and Unigene.

“Confidential Information” means (i) any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as “Confidential” at the time it is delivered to the receiving Party, (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within forty-five (45) days thereafter by the disclosing Party.

“Contract Manufacturing Agreement” shall have the meaning assigned to it in Section 5.2.1

“Control,” “Controls,” “Controlled,” or “Controlling” means (except with respect to “Affiliate” as defined in Section 1.1) possession of the ability to grant the licenses or sublicenses as provided herein without violating the terms of any license agreement or other arrangement with any Third Party, or any government regulation or statute.

“Effective Date” means the date set forth above.

“Field” means the use by oral administration of the API for the prophylactic and/or therapeutic treatment of any human diseases or disorders, including, but not limited to, osteoporosis.

“FDA” means, with respect to the United States, the United States Food and Drug Administration, any successor entity thereto, or any equivalent foreign regulatory authority(ies) in a particular country of the Territory.

“First Commercial Sale” means the first sale of any Novartis Drug Product to a Third Party by Novartis or its respective Affiliates or permitted sublicensees.

“Future Novartis Products” means any and all drug products developed or licensed by Novartis for use outside the Field during the term of this Agreement, but not yet developed or licenced upon Effective Date, in any formulation containing or incorporating API, alone or in combination with any pharmacologically active ingredient.

“Improvements” shall collectively mean Joint Improvements, Novartis Non-Severable Sole Improvements, Novartis Severable Sole Improvements and Unigene Sole Improvements, and Non-Severable Joint Improvements.

“Intermediate” means API precursors generated during the process of manufacturing API.

“Joint Improvements” means any improvements, inventions, discoveries, processes, improved cell lines, cell banks, clones, vectors, cassettes, and other knowledge, whether or not patentable (including patents, patent applications, divisions, continuations, continuation-in-part, reissues, reexaminations, extensions or supplemental patent certificates) that are (a) jointly made after the Effective Date of this Agreement by at least one individual or individuals under an obligation to assign their rights to such improvements to Unigene and/or its Affiliate as applicable and at least one individual or individuals under an obligation to assign their rights to such improvements to Novartis and/or its Affiliate as applicable and (b) implemented in ** and c) not derived from ** or from ** or otherwise by Unigene and/or its Affiliate as applicable, and d) not derived from ** or from ** or otherwise by Novartis and/or its Affiliate as applicable.

“Joint Venture” means any entity, collaboration or association between Unigene and a Third Party for, inter alia, manufacturing API solely for use in Other Unigene Products, in which Unigene has a ** or greater direct ownership of the interest of such entity, collaboration or association and has a significant and active management role.

“Licensed Technology” means the **.

“Net Sales” means with respect to the Novartis Drug Products, the gross amount invoiced by Novartis, its Affiliates, its sublicensees, its co-promoters, its co-marketers or a joint venture to which Novartis, its Affiliates or sublicensees are a party, to unrelated Third Parties on sales of Novartis Drug Product in the Territory less the following customary and reasonable deductions for the Novartis Drug Products:

Trade, quantity and cash discounts allowed;

**

Actual Novartis Drug Product returns and allowances;

**

**

“Non-Severable Joint Improvements” means all improvements, inventions, discoveries, processes, improved cell lines, cell banks, clones, vectors, and cassettes, and other knowledge, whether or not patentable (including patents, patent applications, divisions, continuations, continuation-in-part, reissues, reexaminations, extensions or supplemental patent certificates) that are (a) derived from **, or from ** as applicable, and implemented in the ** and (b) made after the **, provided, however, that if such improvement was **, as applicable, ** shall be deemed to be a **. ** shall be deemed to be a **.

“Novartis Non-Severable Sole Improvements” means all improvements, inventions, discoveries, processes, improved cell lines, cell banks, clones, vectors and cassettes, and other knowledge, whether or not patentable (including patents, patent applications, divisions, continuations, continuation-in-part, reissues, reexaminations, extensions or supplemental patent certificates) that are (a) derived from ** and (b) made after the ** as applicable.

“Novartis’ Oral Product” means the drug product for use in the Field in development by Novartis upon the Effective Date, in finished pharmaceutical form suitable for oral administration, containing or incorporating API, alone or in combination with any pharmacologically active ingredient.

“Novartis Drug Products” means (a) the Novartis Oral Product, (b) the Future Novartis Products and (c) the Other Novartis Products.

“Novartis Severable Sole Improvements” means all improvements, inventions, discoveries, processes, improved cell lines, cell banks, clones, vectors, cassettes, and other knowledge, whether or not patentable (including patents, patent applications, divisions, continuations, continuation-in-part, reissues, reexaminations, extensions or supplemental patent certificates) that are either (a) derived from ** upon having been made after the ** or (b) derived by any individual or individuals **.

“Other Novartis Products” shall mean any and all drug products developed or licensed by Novartis for use outside the Field upon the Effective Date, in any formulation containing or incorporating API, alone or in combination with any pharmacologically active ingredient.

“Other Unigene Products” shall mean any and all drug products developed or licensed by Unigene for use outside the Field upon the Effective Date and/or during the term of this Agreement, in any formulation (in particular but not limited to nasal and/or injectable), containing or incorporating API, alone or in combination with any pharmacologically active ingredient.

“** Clinical Studies” means the ** clinical study **.

“** Clinical Studies” means ** clinical trials **, as prescribed by applicable FDA regulations.

“Process Transfer Information” means the information to be supplied by Unigene as set forth in Section 4.1.

“Term” means the term of this Agreement as set forth in Section 11.1.

“Territory” means all the countries and territories of the world.

“Third Party(ies)” means any party(ies) other than Unigene, Novartis or their respective Affiliates.

“Unigene’s Oral Product” means the drug product in development by Unigene upon Effective Date for use in the Field, containing or incorporating API, alone or in combination with any pharmacologically active ingredient.

“Unigene Drug Product” means (a) the Unigene Oral Product and (b) the Other Unigene Products.

“Unigene Know How” means all **, ideas, inventions, data, instructions, processes **, formulas, expert opinions and information, including, without limitation, biological, chemical, pharmacological, physical and analytical, clinical, safety, manufacturing and quality control data and information, in each case, which are necessary or useful for the development, testing, use, manufacture or sale of ** and which is in the possession of and owned or Controlled by Unigene and/or its Affiliate as applicable. For avoidance of doubt, Unigene Know-How shall include all **, but does not include any **. Upon filing of the corresponding **. Unigene Know-How shall be Confidential Information of Unigene as defined in Section 1.11 and shall be documented to the extent reasonable in written and/or electronic form.

“Unigene Patent Rights” means: (i) all patents and patent applications in existence as of the Effective Date or during the Term of this Agreement claiming generically or specifically the ** that contain a Valid Claim which would be infringed by making, using, selling, offering for sale, or having made API in the Territory or by the importation of API into the Territory; and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, patents of additions, extensions, supplemental patent certificates, corresponding patents or patent applications in the same or other countries claiming priority from a patent a patent application in existence as of the Effective Date, including those in patent applications or patents derived from Unigene Sole Improvements set forth in Exhibit D that contain a Valid Claim which would be infringed by **, or other governmental actions which extend the term of any Valid Claim of the patent applications or patents in clause (i) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing, in each case which is owned or Controlled, in whole or part, by license, assignment or otherwise by Unigene and/or its Affiliate as applicable as of the Effective Date. The Unigene Patent Rights are set forth in Exhibit E.

“Unigene Sole Improvements” means all improvements, whether or not severable, inventions, discoveries, processes, improved cell lines, cell banks, clones, vectors, cassettes, separations, purifications and other knowledge, whether or not patentable (including patents, patent applications, divisions, continuations, continuation-in-part, reissues, reexaminations, extensions or supplemental patent certificates), derived from Licensed Technology and made after the Effective Date of this Agreement **.

“U.S. Territory” means the United States of America and all of its territories and possessions, and shall include Puerto Rico.

“Valid Claim” means a claim in an unexpired and issued patent or pending patent application included in Unigene Patent Rights that has not been disclaimed, revoked or held invalid or unenforceable by a final unappealable decision of a government agency or court of competent jurisdiction, or unappealed within the time limit allowed for appeal, or which has not been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise.

LICENSE GRANTS

License Grant from Unigene to Novartis. Subject to the terms and conditions of this Agreement, Unigene hereby grants to Novartis and its Affiliates an exclusive license under the Licensed Technology to develop, manufacture, sell, use, import and export API, Intermediate and Amidating Enzyme in the Territory solely for the purpose of developing, having developed, manufacturing, using, selling, having sold importing and exporting Novartis Drug Products and/or manufacturing and selling API to Unigene for use in Unigene Drug Products, by Unigene its Affiliates, licensees or distributors.

Reservation of Rights to the Licensed Technology.

            Unigene’s Oral Product. Notwithstanding the exclusive license granted to Novartis in Section 2.1.1, Unigene shall have the right to manufacture API, Amidating Enzyme and Intermediates for use in Unigene’s Oral Product needed until completion of **;

have manufactured API for use in Unigene’s Oral Product for commercial sale exclusively by Novartis and/or its Affiliates, as per the terms of the Contract Manufacturing Agreement;

have manufactured API for use in Unigene’s Oral Product by a Third Party, **.

In the event that the Parties shall not **.

            Other Unigene Products. Notwithstanding the exclusive license granted to Novartis in Section 2.1.1, Unigene shall have the right to develop, manufacture, have manufactured by a Joint Venture, sell, use, import and export API, Intermediates and Amidating Enzyme to the extent it is used in Other Unigene Products, it being understood that such Joint Venture shall have the rights to manufacture API solely for use in Other Unigene Products;

have manufactured API for use in Other Unigene Products by Novartis and/or its Affiliates, as per the terms of the Contract Manufacturing Agreement;

have manufactured API for use in Other Unigene Products by a Third Party, **;

In the event that the Parties shall **.

            **. Each Party and its Affiliates will, upon reasonable request, provide the other Party with a **.

Novartis Sublicensing Rights.

            Novartis shall not be permitted to sublicense the manufacture of API, Amidating Enzyme or Intermediates or provide any Third Party with access to ** included within the Licensed Technology without consent and prior written approval from Unigene, which approval shall be within Unigene’s sole discretion.

Novartis shall have the right to sublicense **, of Novartis Drug Products (but excluding **) without consent or approval from Unigene.

Improvement License Grants from Novartis to Unigene to manufacture API.

            For Novartis Non-Severable Sole Improvements and Non-Severable Joint Improvements.

During the term of the Contract Manufacturing Agreement and/or this Agreement. During the term of the Contract Manufacturing Agreement and/or this Agreement Novartis and/or its Affiliate as applicable shall upon implementation of Novartis Non-Severable Sole Improvements or Non-Severable Joint Improvements in its manufacture of API, Intermediates or Amidating Enzyme, grant to Unigene, its Affiliates and/or Joint Ventures a **, to Novartis Non-Severable Sole Improvements solely to manufacture API, Intermediates or Amidating Enzyme.

Upon termination of the Contract Manufacturing Agreement and this Agreement. After both the Contract Manufacturing Agreement and this Agreement have terminated any license granted to Unigene under Section 2.4.1.1 above shall be converted to a **, to Novartis Non-Severable Sole Improvements and Non-Severable Joint Improvements solely to manufacture and have manufactured API, Intermediates or Amidating Enzyme.

Novartis and its Affiliates shall not at any time license Novartis Non-Severable Sole Improvements and/or Non-Severable Joint Improvements to any Third Party, and shall only employ Novartis Non-Severable Sole Improvements and/or Non-Severable Joint Improvements to manufacture API, Intermediates or Amidating Enzyme for Novartis Drug Products or for Unigene.

For Novartis Severable Sole Improvements.

During the term of the Contract Manufacturing Agreement and this Agreement. During the term of the Contract Manufacturing Agreement and this Agreement Novartis and/or its Affiliate as applicable shall upon implementation of Novartis Severable Sole Improvements in its manufacture of API, Intermediates or Amidating Enzyme, grant to Unigene, its Affiliates **, to Novartis Severable Sole Improvements solely to manufacture API, Intermediates or Amidating Enzyme, **.

Upon termination of the Contract Manufacturing Agreement and/or the term of this Agreement. Upon termination of the Contract Manufacturing Agreement and/or the term of this Agreement the Parties shall negotiate in good faith the terms of a ** solely to manufacture or have manufactured for Unigene, its Affiliates and/or Joint Ventures API, Intermediates or Amidating Enzyme.

Third Party Manufacturing. Unigene shall have the right ** is bound to confidentiality with respect to any information shared in the implementation of such ** are bound by the terms and limitations of such licenses as set forth herein.

Improvement License Grants from Novartis to Unigene to manufacture proteins or peptides other than API.

For Novartis Non-Severable Sole Improvements. Upon **, the Parties shall negotiate in good faith the terms of an **. The right to ** will also be negotiated in good faith **.

For Novartis Severable Sole Improvements. Upon **, the Parties shall negotiate in good faith the terms of a **. ** will be negotiated on an ** basis, unless agreed to the contrary in writing by the Parties. The right to ** will also be negotiated in good faith on an ** basis.

Licensed Technology Facilities. Prior to the commencement thereat, Novartis shall notify Unigene of each location at which Novartis will utilize the Licensed Technology, with respect to the manufacture of API, Amidating Enzyme, Intermediates and/or Novartis Drug Products.

PAYMENTS

Initial Fee to Unigene. In partial consideration for the license to Licensed Technology granted to Novartis under Section 2.1 of this Agreement, Novartis shall pay to Unigene three million five hundred thousand U.S. dollars (U.S. $ 3,500,000) within fifteen (15) days following execution of this Agreement, which amounts shall be non-refundable and not creditable against other amounts due Unigene under this Agreement.

Milestone Payments to Unigene.

            Milestone Schedule for Novartis’ **. In partial consideration for the license to Licensed Technology granted to Novartis under Section 2.1 of this Agreement, Novartis shall pay Unigene the amounts set forth below following the first achievement by Novartis its respective Affiliates or permitted sublicensees, as applicable and as the case may be, of each of the following milestones with respect to the Novartis’ ** (“Milestones”):

	Milestone	Amounts
1.	The sixtieth (60th) day after initiation of the technology transfer in accordance with the Technology Transfer Plan	U.S. $2,000,000
2.	**	U.S. $**
3.	**	U.S. $**
4.	**	U.S. $**
5.	**	U.S. $**

            For the avoidance of doubt, the parties hereby acknowledge, ** to determine the Milestones listed in Section 3.2.1 shall only relate to **.

Novartis shall provide written notice of achievement of all Milestones other than Milestone 1 to Unigene within fifteen (15) days after such event. For Milestone 1, Novartis shall notify Unigene in writing of the initiation of the Technology Transfer.

If Unigene has shipped API in accordance with the Clinical Supply Agreement, **.

Upon receipt of an invoice from Unigene specifying the Milestone achieved, Novartis shall pay such Milestone within forty-five (45) days after receipt of such invoice.

Each such payment shall be made only one time, based upon achievement of a particular Milestone, regardless of how many times such Milestone is achieved.

Each such payment shall be non-refundable and non-creditable to Novartis against other amounts due to Unigene under this Agreement.

Unigene Licensed Technology Royalties.

            Royalties on ** and **. In partial consideration of the license and rights granted under the Licensed Technology hereunder, Novartis shall pay royalties to Unigene on ** and ** as follows:

** of ** up to and including **;

** of ** in excess of ** up to and including **;

** of ** in excess of ** up to and including **; and

** of ** in excess of **;

provided that, for purposes of this Section 3.3.1, achievement of the ** thresholds set forth shall be determined by **. The royalty rates so determined shall **.

By way of examples: **.

            Royalties on ** of **. In partial consideration of the license and rights granted under the Licensed Technology hereunder, Novartis shall pay ** royalties to Unigene on **.

            Unigene Licensed Technology Royalties. **.

            Royalty Term. In accordance with Section 3.3.1 and 3.3.2 Novartis shall be obliged to pay royalties until the termination of this Agreement pursuant to Article 11 as follows:

Novartis shall pay royalties as per Section 3.3.1 and 3.3.2 on a ** until **.

**. After the occurrence of the **.

**. **, during the term of this Agreement, ** it being agreed **.

Payment of Royalties. Payment of royalties shall be made forty five (45) days after the end of each Calendar Quarter on all Net Sales in the preceding quarter (“Quarterly Payment”). For each quarter, a detailed report shall be delivered to Unigene forty-five (45) days after quarter end setting forth the total Net Sales by country in the Territory for the preceding Calendar Quarter. Such report shall include **. In the event that a ** is met during a Calendar Quarter, **.

Single Royalty; Non-Royalty Sales. No royalty shall be payable under Section 3.3.1 and 3.3.2 above with respect to sales of the Novartis Drug Products among Novartis its Affiliates and permitted sublicensees for resale to a Third Party. In no event shall more than one such royalty be due to Unigene hereunder with respect to the sale of each Novartis Drug Products.

Third Party Fees or Royalties. Novartis shall be fully responsible for the payment of any additional royalties, license fees, milestones and any and all other payments due to Third Parties that are required for Novartis, its Affiliates or licensees to develop, use, market, sell or import **. In such case, ** shall be responsible for the **.

Currencies. Payments under this Agreement shall be made in United States Dollars. Net Sales for each country shall be converted into United States Dollars using Novartis’ then current standard exchange rate methodology ** for converting such local currency to the United States Dollar.

Manner of Payments. All sums due to Unigene under this Agreement shall be payable in United States Dollars by bank wire transfer in immediately available funds to such bank account as Unigene shall designate. Novartis shall notify Unigene, in advance, as to the date and amount of any such wire transfer.

For any payment made more than forty-five (45) days from the due date, Novartis shall pay interest at the ** on the unpaid amount (unless a lower percentage is required by law).

Tax Withholding. Any tax, duty or other levy paid or required to be withheld by Novartis on account of royalties or other payments payable to Unigene under this Agreement shall be deducted from the amount of royalties or payments otherwise due, provided that Novartis shall make such deductions only to the minimum extent required by the relevant jurisdiction. Novartis shall secure and send to Unigene proof of payment of any such taxes, duties or other levies withheld and paid by Novartis for the benefit of Unigene, and cooperate at Unigene’s reasonable request to ensure that amounts withheld are reduced, creditable (or otherwise recoverable) to the fullest extent permitted by the relevant jurisdiction.

Financial Records and Audits; Unigene’s Right to Audit. Unigene, at its own cost, through an independent auditor (who will have executed a confidentiality agreement with Novartis) reasonably acceptable to Novartis, may inspect and audit the records of Novartis and its Affiliates (including, without limitation, **), as may be necessary and for the sole purpose of verifying the accuracy of all financial and numerical information and calculations provided in the reports of Novartis relating to the sale of Novartis Drug Product and any royalties due to Unigene under Section 3.3. Novartis shall, and shall cause its Affiliates (including, without limitation, **), provide access to such records during reasonable and regular business hours. Such audits shall not be conducted more than once in any four (4) consecutive calendar quarters during the period that Novartis has an obligation to pay Royalties hereunder. The auditors shall report to Unigene only the amount of Royalty due. Unigene shall provide Novartis with written notice of its election to inspect and audit the records related to the royalty due hereunder not less than thirty (30) days prior to the proposed date of review of such records by Unigene’s auditors. Novartis shall, and shall cause its Affiliates (including, without limitation, **) to, maintain sufficient records to permit the inspection and auditing permitted hereunder for three (3) years after the date of each respective reporting period (or such longer period as such records are required to be maintained by applicable law, rule, regulation or similar requirement). Novartis shall, and shall cause each of its Affiliates (including, without limitation, **) to, prepare its records and reports according to IAS rules (International Accounting Standards) consistently applied. Should the auditor find any underpayment of royalties by Novartis, Novartis shall promptly pay Unigene the amount of such underpayment, plus interest ** per annum or portion thereof on the amount of any underpayment from the date payment was due, and shall reimburse Unigene for the cost of the audit should such underpayment equal or exceed ** of royalties paid in any Calendar Quarter.

Bundling. When a Novartis Drug Product is bundled with one or more other Novartis Drug Products or one or more other products sold by Novartis which are not Novartis Drug Products, the selling price for each such Novartis Drug Product shall be the ** sold to a Third Party in an arm’s length transaction. However, in no event shall Novartis be constrained in pricing any Novartis Drug Product and in no event shall Novartis be required to reveal to Unigene the pricing of any Novartis Drug Product or any other product sold by Novartis as part of the bundle.

TECHNOLOGY TRANSFER

Unigene Know-How and Material Transfer. Upon written notice from Novartis Unigene shall use its reasonable commercial efforts to promptly transfer, or cause to be transferred to Novartis and/or its designated Affiliate a copy of Unigene Know-How reduced to written or electronic form and all Process Transfer Information that is reasonably required by Novartis and or its Affiliates in accordance with the Technology Transfer Plan, it being understood that initiation of the technology transfer and locations as determined in the Technology Transfer Plan in Exhibit C attached hereto may be adjusted by Novartis as needed, it being further understood, that provided the Licensed Technology shall be transferred to Novartis’ Affiliate **, the locations as determined in Exhibit C shall remain unchanged. Unigene Know-How shall remain the exclusive property of Unigene and shall be deemed to be Unigene’s Confidential Information.

Assistance. In accordance with the Technology Transfer Plan and upon written request by Novartis and/or its Affiliates Unigene shall provide the Novartis Affiliate with technical support with respect to the transfer, implementation and use of the Unigene Know-How in the manufacture of API, Amidating Enzyme and Intermediates (the “Technical Support”). The Technical Support as agreed on in the Technology Transfer Plan will be provided ** in connection with the provision of the Technical Support. The Technical Support will be provided at the locations designated in the technology transfer plan, and shall include access to documents and key personnel necessary to allow Novartis to develop the expertise to manufacture, and access and visits to the Unigene facilities to observe the manufacturing; provided, however, that Technical Support provided at Unigene’s facilities shall not be permitted to interfere with the day-to-day operations thereof. It is understood, that the Technical Support to be provided by Unigene ** shall be limited to **, provided that such man days may be reallocated by Novartis and/or its Affiliates to different tasks of the Technology Transfer Plan as needed, except as to the designated locations to provide the Technical Support, which shall remain unchanged. All Technical Support shall be provided in English. All information provided by Unigene in carrying out the Technical Support shall be deemed to be Unigene Know-How.

Technical Support beyond the Technology Transfer Plan. It is understood that activities, scale, locations, timing and man days as listed in the Technology Transfer Plan are best estimates only and may require adaptation as well as additional activities and additional man days by Unigene. All costs and out -of-pocket expenses incurred by Unigene for Technical Support requested by Novartis in addition to the Technical Support agreed on in the Technology Transfer Plan shall be borne by

Novartis. Such additional Technical Support shall be reimbursed at the rate of Euro ** per man-day with each man-day equal to at least eight (8) working hours.

Cost of Technology Transfer. All other cost of such technology transfer shall be borne by Novartis. If the parties come to an agreement on the Contract Manufacturing Agreement as set forth in Section 5.2.2, then all costs of such technology transfer shall be borne by Novartis, whether or not Novartis continues to develop Novartis’ Oral Product. Termination of this Agreement shall not relieve the obligation of Novartis to bear all such costs, provided the parties have agreed on the Contract Manufacturing Agreement pursuant to Section 5.2.2. below.

SUPPLY AND MANUFACTURE

Unigene Supply to Novartis. Unigene hereby agrees to manufacture, sell and deliver API for use in the development of Novartis’ Oral Product pursuant to the Clinical Supply Agreement attached hereto as Exhibit A, which terms shall be incorporated herein.

Novartis Supply to Unigene.

            Clinical and Commercial Supply of API for use in Unigene Drug Products. Within ** days following Effective Date, which may be extended by mutual agreement (the “Negotiation Period”) Novartis and Unigene shall negotiate in good faith toward concluding a clinical supply agreement (“Product Supply Agreement”) and a commercial supply agreement (the “Contract Manufacturing Agreement”). Such Product Supply Agreement and Contract Manufacturing Agreement shall incorporate the principles as set forth in Exhibits B, C and F, provided, however, that Exhibits B, C and F shall be legally nonbinding to both parties and are subject to final senior management approval of both parties.

In the event that **, shall be appointed by Novartis to be the party to the Contract Manufacturing Agreement, the Contract Manufacturing Agreement (Exhibit B), the Product Supply Agreement (Exhibit F) and the Technology Transfer Plan (Exhibit C) shall be binding on both parties, provided, however, that the initiation of the Technology Transfer Plan and the Obligated Date in the Product Supply Agreement shall be adjusted as needed.

In the event that no Contract Manufacturing Agreement shall be concluded and executed within the Negotiation Period despite good faith negotiations, the license granted to Novartis under Section 2.1 (b) shall terminate.

INTELLECTUAL PROPERTY

Ownership and Inventorship of Sole and Joint Improvements.

            Ownership. Unigene shall solely own all right, title, and interest in all Unigene Sole Improvements. Novartis and or its Affiliates shall solely own all right, title, and interest in all Novartis Non-Severable Sole Improvements and Novartis Severable Sole Improvements. Each Party shall own an undivided right, title, and interest, as defined under the applicable U.S. law, in any Joint Improvements and Non-Severable Joint Improvements, and whether patentable or not patentable subject to the provisions of this Agreement. Each Party shall reasonably promptly disclose to the other Party all Improvements made by it. Each Party shall notify the other Party if it wishes to file a patent application concerning an Improvement no later than thirty (30) days before the anticipated date of such filing. If an express grant of rights from one Party to the other is required in any country to give full force and effect to this provision, the Parties shall execute any instrument necessary to accomplish the intent of the foregoing grant.

Inventorship. Inventorship and, subject to this Agreement the rights of ownership, of inventions and other intellectual property rights conceived and/or reduced to practice in connection with the development activities hereunder shall be determined in accordance with the laws of the United States. It is understood that, except as otherwise provided herein, neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license, assign, mortgage or exploit a Joint Improvement by reason of joint ownership of any such intellectual property, and may otherwise undertake all activities a sole owner might undertake with respect to such Joint Improvement without the consent and without accounting to the other joint owner, except as otherwise provided in this Agreement or as the Parties may otherwise agree in writing.

Filing, Prosecution, Maintenance and Enforcement of Patents.

Licensed Technology. If Unigene elects not to prosecute or maintain such patent applications or ensuing patents or claims included in Unigene Patent Rights in any country of the Territory, Unigene shall give Novartis notice thereof within a reasonable period prior to allowing such patent applications or patents or such claims encompassed by such patent applications or patents to lapse or become abandoned or unenforceable, and Novartis shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain such patent applications and patents or divisional applications related to such claims encompassed by such patent applications or patents in countries of Novartis’ choice throughout the world. Patents which Novartis has assumed the prosecution and maintenance of shall no longer be included in the Unigene Patent Rights.

Sole Improvements. Each of Unigene and Novartis (“Filing Party”) shall be responsible for the reasonable and diligent filing and prosecution of all patent applications relating to its Sole Improvements under this Agreement, but no party shall have an obligation to file an application relating to such Sole Improvement. Each Filing Party shall bear the cost and responsibility for the filing and prosecution of all such patent applications. The Filing Party shall provide the other Party with (a) a brief summary of the Sole Invention, and (b) the main claim at least thirty (30) days before the patent application is planned to be filed. The other Party may comment and make recommendations about content and filing strategy, which comments the Filing Party shall take under consideration. The Filing Party shall also keep the other Party informed of all material issues relating to the preparation, filing and prosecution of such patent applications. Neither Party shall file any patent application which shall lead to the disclosure of the other Party’s Confidential Information unless the other Party has first agreed in writing to the filing. If Novartis decides not to continue to prosecute or maintain a patent application or patent in a country for Novartis Non-Severable Sole Improvements after such patent or patent application has been published and Unigene wishes to do so, then the Novartis Non-Severable Sole Improvement and resulting patent applications and patents shall be assigned to Unigene and such patent applications and patents shall become part of Unigene Patent Rights and shall no longer be a Novartis Non-Severable Sole Improvement. Prior to publication, Novartis and/or its Affiliates will have no obligation to assign such patents or patent applications to Unigene.

Joint Improvements. In the case of Joint Improvements **, the Parties shall decide whether or not to secure patent protection and which Party shall bear the primary responsibility for preparing, filing and prosecuting the Patent applications resulting there from. Patent-related expenses for Joint Improvements **. If the Parties cannot agree which Party shall bear the primary responsibility for preparing, filing, and prosecuting Patent Applications resulting from a Joint Invention **, then counsel mutually agreeable to the Parties shall prepare, file and prosecute the patent applications and the Parties shall ** related thereto. Each Party shall promptly render all necessary assistance reasonably requested by the other Party in applying for and prosecuting the patent applications. Neither Party shall file any patent application on Joint Improvements ** which shall lead to the disclosure of the other Party’s Confidential Information, unless the other Party has first agreed in writing to the filing. If a Party responsible for the prosecution or maintenance of a patent or patent application directed to a Joint Improvement ** elects not to continue prosecution or maintenance of such patent or patent application, the Party will give the other Party notice of such election within a reasonable period prior to allowing such patent or patent application to lapse or become unenforceable, and the other Party will have the right to continue prosecution or maintenance of such patent or patent application; and if ** decides not to file a patent application for a ** shall be permitted to do so. If a Party (the “Relinquishing Party”) declines to pay its share of patent-related expenses for any patent application or patent directed to a Joint Improvement **, the other Party may assume payment of the Relinquishing Party’s share of the patent-related expenses, and the Relinquishing Party will assign title to such patent application or patent to Party assuming payment.

Enforcement of Unigene Patent Rights. Subject to Section 6.2.5 below, in the event that a Party learns that any Unigene Patent Rights necessary for the manufacture, use and/or sale of API are infringed or misappropriated by a Third Party in any country in the Territory, or is subject to a declaratory judgment action arising from such infringement in such country, such Party shall promptly notify the other Party hereto. Unigene shall have the initial right (but not the obligation) to enforce such Unigene Patent Rights by initiating an appropriate suit or action against such Third Party, or defend any declaratory judgment action with respect thereto, at its expense, and to use Novartis’ name in connection therewith; provided that such use without Novartis’ written consent may only occur where necessary or indispensable for Unigene to bring such suit or action. Novartis shall have the right to join in any suit or action initiated by Unigene within 90 days of the bringing of such suit or action by Unigene. Novartis may retain counsel of its choosing, at Novartis’ sole expense, or Novartis may utilize the counsel selected and directed by Unigene and share equally in the costs associated therewith. In the event that Unigene fails to initiate a suit or action to enforce such Unigene Patent Rights against such a Third Party in any jurisdiction in the Territory within ninety (90) days after notification of such infringement, Novartis may initiate such suit or action in its own name with regard to the applicable Unigene Patent Rights against such infringement, at the expense of Novartis, and to use Unigene’s name in connection therewith; provided that such use without Unigene’s written consent may only occur where necessary or indispensable for Novartis to bring such suit or action. If Novartis initiates such a suit or action, Unigene will have the right to join within ninety (90) days of the bringing of such suit or action by Novartis. Unigene may retain counsel of its choosing, at Unigene’s sole expense, or Unigene may utilize the counsel selected and directed by Novartis and share equally in the costs associated therewith. If only one Party is prosecuting a suit or action, the Party involved in the suit or action (the “Enforcing Party”), shall keep the other Party hereto reasonably informed of the progress of any such action. Unigene and/or Novartis shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made in a suit or action to which they were an active Party. Any excess amount recovered shall be allocated as follows: if the suit is joined by both Parties, the excess amount recovered is divided equally, and if only one Party brings the suit (the “Litigating Party”) and is not joined by the other Party, then only the Litigating Party shall receive the excess amount recovered.

Enforcement of Joint Improvement Patent Rights. Notwithstanding anything to the contrary in Section 6.2.4 above, in the event that any patent that is jointly owned by Unigene and Novartis under Section 6.1.1 of this Agreement is infringed or misappropriated by a Third Party, Novartis and Unigene shall discuss whether, and, if so, how, to enforce such jointly owned patent or defend such jointly owned patent in an infringement action, declaratory judgment or other proceeding. In the event only one Party wishes to participate in such proceeding, it shall have the right to proceed alone, at its expense, and may retain any recovery; provided, however, that at the request and expense of the participating Party, the other Party agrees to cooperate and join in any proceedings in the event that a Third Party asserts that the coowner of such Joint Improvement patent rights or Non-Severable Joint Improvement patent rights is necessary or indispensable to such proceedings. The participating Party shall keep the other Party hereto reasonably informed of the progress of such proceeding. Damages recovered by a Party or Parties in an action under this Section 6.2.5 are to be allocated according to the scheme set out in Section 6.2.4, above.

Infringement Claims. If the manufacture, use, or sale of API in the Territory pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against Unigene or Novartis, or their Affiliates, such Party shall promptly notify the other Party hereto. If Novartis or its Affiliate is not named as a Party in such a claim, suit or proceeding, Novartis or its Affiliate may, at its own expense and through counsel of its own choice, seek leave to intervene in such claim, suit or proceeding. Unigene agrees not to oppose such intervention. If Novartis or its Affiliate, and not Unigene, is named as a Party to such claim, suit or proceeding, Novartis shall have the right to control the defense and settlement of such claim, suit or proceeding, at its own expense, using counsel of its own choice. Unigene, however, at its own expense and through counsel of its own choice, may seek to intervene if the claim, suit or proceeding relates to the commercialization of the API in the Field, and in such event, Novartis and its Affiliates agree not to oppose such intervention. If Novartis or its Affiliate is named as a Party, or if Novartis or its Affiliate is successful in intervening in actions brought against Unigene or its Affiliate, and Unigene shall, at any time, tender its defense to Novartis or its Affiliate, then Novartis shall defend Unigene in such claim, suit or proceeding, at Novartis’ own expense and through counsel of its own choice, and Novartis shall control the defense and settlement of any such claim, suit or proceeding; provided, Novartis shall not enter into any agreement which (i) extends or purports to exercise Novartis’ rights under Unigene’s Licensed Technology beyond the rights granted pursuant to this Agreement, (ii) makes any admission regarding (a) wrongdoing on the part of Unigene, or (b) the invalidity, unenforceability or absence of infringement of any Unigene Patent Rights or patent claiming a Joint Invention, without the prior written consent of Unigene, which consent shall not be unreasonably withheld. The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

Litigation Activities Update. The Parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning API, provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a Party pursuant to this Article 6 may be entered into without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

REPRESENTATIONS, WARRANTIES AND COVENANTS

Warranties.

            Unigene. Unigene warrants and represents to Novartis that:

as of the Effective Date, and except as otherwise disclosed to Novartis, it has full Control of the Licensed Technology to grant the rights and licenses granted hereunder, and that it otherwise has the full right and authority to enter into this Agreement;

as of the Effective Date, there are no existing or threatened actions, suits or claims pending against it with respect to the Licensed Technology or its right to enter into and perform its obligations under this Agreement;

as of the Effective Date, to the best of Unigene’s knowledge, there are no existing intellectual property rights that would be infringed by Novartis’ practice of the Licensed Technology in the Territory or by the developing, making, use or importation by Novartis of API in the Territory;

as of the Effective Date, it has not granted, and will not grant during the Term of this Agreement, any right, license or interest in or to the Licensed Technology that is in conflict with the rights or licenses granted under this Agreement, nor as of the Effective Date, has it encumbered any Unigene Know-How and/or Unigene Patent Rights, except as set forth on Exhibit G, attached hereto and incorporated herein;

as of the Effective Date, it has no knowledge from which it concludes that the process by which it manufactures API would infringe patent rights of Third Parties in the Territory;

there is nothing in any Third Party agreement Unigene has entered into as of the Effective Date, which, in any way, will limit Unigene’s ability to perform all of the obligations undertaken by Unigene hereunder, and that it will not enter into any agreement after the Effective Date under which Unigene would incur any such limitations;

it has not intentionally concealed from Novartis the existence of any pre-clinical or clinical data or information concerning API, or anticipated components thereof, which suggests that there may exist quality, toxicity, safety and/or efficacy concerns which may materially impair the utility and/or safety of API, or anticipated components thereof; and

it will perform all of its obligations under any Third Party agreements necessary to maintain Unigene Patent Rights as set out in Appendix E, and will maintain such agreements in full force and effect and will not terminate or amend such agreements without Novartis’ written approval.

Novartis. Novartis warrants and represents to Unigene that:

as of the Effective Date, it has the full right and authority to enter into this Agreement;

as of the Effective Date, there are no existing or threatened actions, suits or claims pending against it with respect to its right to enter into and perform its obligations under this Agreement;

as of the Effective Date, it has not granted, and it will not employ or license, right, title or interest in or to the Novartis Non-Severable Improvements, the Novartis Severable Sole Improvements and/or Joint Improvements which is in conflict with the rights or licenses granted to Unigene under this Agreement, or is inconsistent with this Agreement and there is nothing in any Third Party agreement Novartis has entered into as of the Effective Date, which, in any way, will limit Novartis’ ability to perform all of the obligations undertaken by Novartis hereunder, and that it will not enter into any agreement after the Effective Date under which Novartis would incur any such limitations.

CONFIDENTIALITY AND EXCHANGE OF INFORMATION

Confidential Information. Except as expressly provided herein, the Parties agree that, for the Term of this Agreement and for ten (10) years thereafter, the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing Party hereto pursuant to this Agreement, except that to the extent that it can be established by the receiving Party by competent proof that such Confidential Information:

            was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

was generally available to the public at the time of its disclosure to the receiving Party;

became generally available to the public after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

            was independently developed by the receiving Party without reference to any information or materials disclosed by the disclosing Party; or

was subsequently disclosed to the receiving Party by a person other than a Party without breach of any legal obligation to the disclosing Party.

The foregoing obligations shall be in addition to, and not in lieu of, the obligations of confidentiality set forth in the Confidentiality Agreement.

Permitted Disclosures.

            Each Party hereto may disclose the other’s Confidential Information to the extent such disclosure is reasonably necessary in connection with the conduct of the development activities to be conducted hereunder, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities or conducting clinical trials, provided that if a Party is required to make any such disclosure of another Party’s Confidential Information, it will give reasonable advance notice to the latter Party of such disclosure and, will use its commercially reasonable best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). In no event shall Novartis, its Affiliate or any Third party include Unigene Confidential Information in any patent application without written consent from Unigene, nor disclose such information to any non-governmental Third Party unless the Third Party has entered into a Confidentiality Agreement at least as protective as this Article 8. Similarly, in no event shall Unigene, its Affiliate or any Third Party include Novartis Confidential Information in any patent application without written consent from Novartis, nor disclose such information to any non-governmental Third Party unless the Third Party has entered into a Confidentiality Agreement at least as protective as this Article 8.

Notwithstanding anything in this Agreement or in any other agreement to the contrary, each Party to this Agreement (and each employee, representative, or other agent of each Party) may (but is not required to) disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and the other agreements and instruments to be executed in connection herewith, as of the earlier of (a) the date of public announcement of discussions relating to the transactions contemplated by this Agreement, (b) the date of public announcement of such transactions, or (c) the date of the execution of the Agreement to enter into such transactions; provided, however, that such disclosure shall be prohibited to the extent required to comply with any applicable federal or state securities laws; and provided further that the confidentiality provisions of this Agreement and the other agreements and instruments relating to the transactions between the Parties shall continue to apply to information that is irrelevant to understanding the tax treatment or tax structure of the transactions contemplated hereby and thereby (including, without limitation, the names and other identifying details of any Party to this Agreement). The preceding sentences are intended to cause the transaction contemplated herein to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Internal Revenue Code (the “Code”) and shall be construed in a manner consistent with such purpose. Each Party recognizes that the privilege each has with respect to the confidentiality of the transaction contemplated by this Agreement or the confidentiality of a communication relating to such transaction, including a confidential communication with its attorney or with a federally authorized tax practitioner under Section 7252 of the Code, is not intended to be waived by the foregoing.

Novartis and its Affiliates hereby agree to be parties to the Confidentiality Agreement described in Section 1.10 as of its effective date.

Public Announcements. No public announcement or other disclosure to Third Parties concerning the existence of, terms, or subject matter of this Agreement shall be made, either directly or indirectly, by any Party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure. The Party desiring to make any such public announcement or other disclosure (including, without limitation, those which are legally required or may be required for recording purposes) shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, which shall be at least three (3) business days prior to release of such proposed announcement or disclosure, and shall provide the other Party with a written copy thereof, in order to allow such other Party to comment upon such announcement or disclosure. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other governmental or regulatory agencies, including, without limitation, requests for confidential treatment of proprietary information of either Party included in any such disclosure. Notwithstanding the foregoing, Novartis hereby agrees that Unigene shall be entitled to issue a press release in the form attached hereto as Exhibit H without the need for further approval by Novartis.

Publications. Neither Party shall submit for written or oral publication any manuscript, abstract or the like which includes data or other information containing the other Party’s Confidential Information without first obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, and shall be promptly given or refused. In no event shall either party be required to approve publication of its Know-How or other Confidential Information. Nothing herein shall be construed to prevent Novartis from disclosing on a need to know basis any information received from Unigene hereunder to an Affiliate, Third Party distributor, research or clinical contractor of Novartis, provided, such recipient shall be bound by confidentiality obligations as set out herein with respect to Confidential Information. Nothing herein shall be construed to prevent Unigene from disclosing any information on a need to know basis received from Novartis or its Affiliate to a Third Party distributor, research or clinical contractor, licensee or potential licensee of Unigene provided such recipient shall be bound by confidentiality provisions set out herein with respect to Confidential Information.

Bankruptcy. All Confidential Information disclosed by one Party to the other shall remain the intellectual property of the disclosing Party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a Party to this Agreement based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party shall promptly notify the court or other tribunal (i) that Confidential Information received from the other Party under this Agreement remains the property of the other Party, and (ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent Party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other Party’s Confidential Information and to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

INDEMNIFICATION

Indemnification of Novartis. Unigene shall indemnify and hold harmless Novartis and its respective Affiliates, directors, officers, employees, agents and counsel, and the successors and assigns of the foregoing (the “Novartis Indemnitees”), from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and/or arbitration) resulting from a claim, suit or proceeding brought by a Third Party against a Novartis Indemnitee, to the extent arising from or occurring as a result of (a) Unigene’s material breach of this Agreement, or (b) the research, development, commercialization and/or marketing of any Unigene Drug Products by Unigene, its Affiliates, designees, sublicensees and Joint Ventures, except, in each case, to the extent caused by the negligence or willful misconduct of Novartis (including their respective Affiliates and sublicensees) or to the extent that Novartis is obligated to indemnify Unigene under Section 9.2 below or pursuant to the Clinical Supply Agreement or Contract Manufacturing Agreement. It is understood that the foregoing indemnity does not include any lost profits or consequential damages.

Indemnification of Unigene. Novartis shall indemnify and hold harmless Unigene and its Affiliates and their respective directors, officers, employees, agents and counsel and the successors and assigns of the foregoing (the “Unigene Indemnitees”), from and against any and all liabilities, damages, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and/or arbitration) brought by a Third Party against a Unigene Indemnitee, arising from or occurring as a result of: (a) the conduct of clinical trials and development activities related to API, Amidating Enzyme, Intermediates and/or Novartis Drug Products by either Novartis or its Affiliates or sublicensees, (b) the research, development, manufacture, marketing and/or commercialization of any Novartis Drug Product by Novartis or its Affiliates or sublicensees (including without limitation, Novartis Drug Product liability claims, (c) the use of the Licensed Technology by Novartis or its Affiliates or sublicensees except as is expressly authorized pursuant to this Agreement, or (d) any material breach of this Agreement by Novartis except, in each case, to the extent caused by the negligence or willful misconduct of Unigene, its Affiliates, designees, sublicensees and Joint Ventures or to the extent that Unigene is obligated to indemnify Novartis under Section 9.1. It is understood that the foregoing indemnity does not include any lost profits or consequential damages.

Procedure. A Party (the “Indemnitee”) that intends to claim indemnification under this Article 9 shall promptly notify the other Party (the “Indemnitor”) in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee or any of its Affiliates, sublicensees or their directors, officers, employees, agents or counsel intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the Parties. The indemnity agreement in this Article 9 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is made without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 9. At the Indemnitor’s request, the Indemnitee under this Article 9, and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification and provide full information with respect thereto.

DISCLAIMER OF WARRANTIES

THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. UNIGENE AND NOVARTIS DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY, EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE UNIGENE AND/OR THE NOVARTIS DRUG PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE UNIGENE AND/OR THE NOVARTIS DRUG PRODUCTS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER UNIGENE OR NOVARTIS BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES UNDER OR INCIDENTAL TO THIS AGREEMENT, ITS PERFORMANCE OR THE NEGOTIATIONS LEADING UP TO ITS ENTRY, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, LOSS OF OR DAMAGE TO GOODWILL OR TO

ANY OTHER EXPECTATION BENEFIT, OR LIABILITY TO THIRD PARTIES, EXCEPT AS PROVIDED FOR IN ARTICLE IX.

TERM AND TERMINATION

Term. This License Agreement shall be effective as of the Effective Date. Unless this License Agreement is otherwise terminated earlier pursuant to provisions of this Article 11, this License Agreement shall continue in full force and effect until date which first occurs of (a) the date Novartis and its Affiliates cease to manufacture API for use in Novartis Drug Products and in Unigene Drug Products or (b) the date Novartis and/or its Affiliates decide not to manufacture API.

Termination for Material Breach. Either Party may terminate this License Agreement in the event the other Party and/or its Affiliates and/or its Joint Ventures have materially breached or defaulted in the performance of any of its obligations hereunder, and if such default is not corrected within sixty (60) days after receiving written notice from the other Party with respect to such default, such other Party shall have the right to terminate this Agreement by giving written notice to the Party in default, provided the notice of termination is given within one (1) year of when the Party giving notice knew or should have known of the default and prior to correction of the default; provided that the time period for providing such notice of termination shall be extended for so long as the Parties are engaged in good faith negotiations to resolve the situation. Notwithstanding the above, in the case of a failure of Novartis to pay any Royalty, and/or Milestone, and/or upfront payment due hereunder, the period for cure of any such failure to pay following written notice from Unigene thereof shall be thirty (30) days and, unless payment is made by Novartis within such period or unless Novartis has notified Unigene that a good faith dispute exists regarding Novartis’ failure to pay, the termination shall become effective at the end of such thirty (30) day period.

Termination for Insolvency; Retention of License. If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization or the dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, the other Party may immediately terminate this Agreement effective upon notice of such proceeding. Notwithstanding the bankruptcy of a Party, or the impairment of performance by a Party of its obligations under this Agreement as a result of bankruptcy or insolvency of such Party, and subject to such Party’s rights to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement, the other Party shall be entitled to retain the licenses under the terms and conditions granted herein.

General Effect of Termination.

            Accrued Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

Return of Materials. Upon any termination of this Agreement except as for termination by Novartis according to Section 11.2, Novartis shall promptly return to Unigene all of Unigene’s Confidential Information in Novartis’ possession or control (except for one copy of Confidential Information which is to be retained in the confidential files of Novartis for record purposes only). Upon any termination of this Agreement, Unigene shall promptly return to Novartis all of Novartis’ Confidential Information in Unigene’s possession or control (except for one copy of Confidential Information which is to be retained in the confidential files of Unigene for record purposes only).

Stock on Hand. In the event that this Agreement is terminated for any reason, other than upon the occurrence of a material breach by Novartis pursuant to Section 11.2, after commencement of commercial sales of Novartis Drug Products by Novartis and/or its Affiliates and sublicensees, Novartis and its Affiliates and sublicensees shall have the right to sell (as to Novartis Drug Product only) or otherwise dispose of the stock of any Novartis Drug Products then on hand for up to six (6) months after the date of termination, subject to Article 3 and the other applicable terms of this Agreement, including, but not limited to, royalty obligations. If Unigene terminates this Agreement pursuant to Section11.2, Novartis and its Affiliates and sublicensees shall immediately cease all sales of Novartis Drug Products.

Termination of Licenses for material breach by Novartis. Subject to Section 11.4.3, upon termination of this Agreement by Unigene due to an uncured material breach by Novartis pursuant to Section 11.2, the licenses granted to Novartis under this Agreement shall terminate.

Material Breach by Unigene. In the event of disclosure of Licensed Technology in violation of this Agreement and/or the Contract Manufacturing Agreement by Unigene to a Third Party so as to enable a Third Party to manufacture API for commercial purposes, and at the sole option of Novartis all provisions of this Agreement shall remain in full force and effect with the exception of Sections ** which shall terminate with immediate effect, provided Novartis does not terminate the Agreement as per Section 11.2. In all other events of a material breach by Unigene, and provided Novartis, in its sole discretion, does not terminate the Agreement as per Section 11.2, all provisions of this Agreement shall remain in full force and effect, with the exception that the **, and Sections **, provided Novartis does not terminate the Agreement accordance with Section 11.2.

Bankruptcy Provisions. All rights to the Licensed Technology granted to Novartis under Article 2 hereof are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the U.S. Bankruptcy Code. The Parties agree that Novartis, as licensee of such rights, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by Novartis of its obligations under this Agreement. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Unigene under the U.S. Bankruptcy Code, Novartis shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to Novartis (a) upon any such commencement of a bankruptcy proceeding upon written request therefore by Novartis, unless Unigene elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of Unigene upon written request therefore by Novartis, provided, however, that upon Unigene’s (or its successor’s) written notification to Novartis that Unigene is again willing and able to perform all of its obligations under this Agreement, Novartis shall promptly return all such tangible materials to Unigene.

Survival. Articles 2.4.1.2, 2.4.1.3, 2.4.2.2, 2.4.3 (survives the License Agreement as long as the Contract Manufacturing Agreement is in effect) 3.7, 3.8, 3.9, 3.10, 6.2.2, 6.2.3, 6.2.5, 6.2.6,8, 9, 10,11, 12.1, 12.3, 12.4, 12.6, 12.9, 12.10, 12.11, shall survive the expiration or termination of this Agreement for any reason. In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the observation and performance of the aforementioned surviving portions of this Agreement.

MISCELLANEOUS

Governing Law. This Agreement shall be deemed to have been made in the State of New Jersey, U.S.A., and its form, execution, validity, construction and effect shall be determined in accordance with, and any dispute arising from the performance or breach hereof shall be governed by and construed in accordance with, the laws of the State of New Jersey, without reference to conflicts of laws principles. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state and federal courts situated in the State of New Jersey for purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby and agrees not to commence any action, suit or proceeding relating hereto except in such courts. NO PARTY HERETO SHALL CHALLENGE OR CONTEST THE

SUBJECT MATTER OR PERSONAL JURISDICTION OF ANY SUCH COURT OR ITS VENUE OR ASSERT THE DEFENSE OF “FORUM NONCONVENIENS”.

Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

Assignment. This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party hereto; except either party may assign this Agreement, without such consent, to (i) an Affiliate or (ii) an entity that acquires all or substantially all of the capital stock, business or assets of the Party to which this Agreement pertains, (whether by merger, reorganization, acquisition, sale, or otherwise) and agrees in writing to be bound by the terms and conditions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

Notices. Any notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by international express delivery service, registered or certified air mail, return receipt requested, postage prepaid, or by facsimile (confirmed by prepaid registered or certified air mail letter or by international express delivery mail) (e.g., FedEx)), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties, or such other address as may be specified in writing to the other:

If to Novartis:	Novartis Pharma AG Lichtstrasse 35 4002 Basel, Switzerland Attention: Herve Girsault Telephone: +41 61 324 68 77 Telecopy: +41 61 324 23 22

with copies to:	General Counsel

All notices properly delivered to Novartis as provided in this Section 12.4 shall satisfy all of Unigene’s notification obligations hereunder.

If to Unigene:	Unigene Laboratories, Inc. 110 Little Falls Road Fairfield, NJ 07004 Attention: President Telephone: 973-882-0860 Telecopy: 973-227-6088

with copies to:	Dechert LLP Princeton Pike Corporate Center P.O. Box 5218 Princeton, New Jersey 08543-5218

For deliveries: Dechert LLP Princeton Pike Corporate Center 997 Lenox Drive Building 3, Suite 210 Lawrenceville, New Jersey 08648
	Attention: Telephone: Telecopy:	James Marino, Esq. 609-620-3214 609-620-3259

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, terrorism, war, hostilities between nations, governmental law, order or regulation, embargo, action by the government or any agency thereof, act of God, storm, fire, accident, labor dispute or strike, sabotage, explosion or other similar or different contingencies, in each case, beyond the reasonable control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use its commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than six (6) months, the Parties hereto shall consult with respect to an equitable solution including, without limitation, the possible termination of this Agreement.

Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute Novartis or Unigene as partners or joint venturers in the legal sense. No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other Party or to bind any other Party to any contract, agreement or undertaking with any Third Party.

Other Obligations. Except as expressly provided in this Agreement or as separately agreed upon in writing between Unigene and Novartis, each Party shall bear its own costs incurred in connection with the implementation of the obligations under this Agreement.

Severability. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law. In the event that the terms and conditions of this Agreement are materially altered as a result of the above, the Parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

Further Assurances. At any time or from time to time on and after the date of this Agreement, either Party shall at the request of the other Party (i) deliver to the requesting Party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

Entire Agreement, Waivers, Etc. This Agreement, including all its Exhibits, together with the Confidentiality Agreement constitutes the entire agreement, both written or oral, with respect to the subject matter hereof, and supersedes and terminates all prior or contemporaneous understandings or agreements, whether written or oral, between the Parties with respect to such subject matter hereof. In the event of any conflicts among the Agreements, this Agreement shall govern. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

Headings, Construction and Interpretations. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument even if both Parties have not executed the same counterpart.

IN WITNESS WHEREOF, the Parties hereto have caused this License Agreement to be duly executed by their authorized representatives as of the Effective Date.

UNIGENE LABORATORIES, INC.		NOVARTIS PHARMA AG

By:	/S/ WARREN P. LEVY	By:	/S/ HERVE GIRSAULT
Name:	Warren P. Levy	Name:	Herve Girsault

Title:	President and Chief Executive Officer	Title:	Head, Global Partnering

Date:	4/7/04	Date:	4/7/04

		By:	/S/ BETTINA EGLI
		Name:	Bettina Egli

		Title:	Legal Counsel

		Date:	4/7/04

EXHIBIT A

CLINICAL SUPPLY AGREEMENT

THIS CLINICAL SUPPLY AGREEMENT (this “Agreement”) is entered into as of April 7th, 2004 (the “Effective Date”), by and between Novartis Pharma AG, a Swiss corporation (“Novartis”), and Unigene Laboratories, Inc., a Delaware corporation (“Unigene”) (each a “Party” and collectively, the “Parties”). All terms not otherwise defined herein shall have their respective meaning as set forth in the License Agreement and the Contract Manufacturing Agreement (as defined below).

1.	GENERAL SCOPE OF AGREEMENT

In connection with that certain License Agreement, dated as of the date hereof, by and between Novartis and Unigene (the “License Agreement”), and that certain Contract Manufacturing Agreement between ** GmbH and Unigene, Unigene hereby agrees to manufacture, sell and deliver to Novartis the quantities of material described in the Task Order attached hereto as Exhibit A (the “Product”), and in conformity with the terms of the Task Order and the Quality Assurance Agreement entered into by Unigene and Novartis as of the date hereof attached hereto as Exhibit B (the Task Order and the Quality Assurance Agreement are referred to collectively herein as the “Quality Requirements”).

2.	TERM OF AGREEMENT

Unless sooner terminated pursuant to Paragraph 12, this Agreement shall commence on the date set forth above and shall continue in force until the Termination Date as defined herein. The Termination Date shall be the date on which Novartis accepts the final shipment of Product to be delivered pursuant to Paragraph 3C of this Agreement.

3.	ACCEPTANCE AND PAYMENT

A.	Acceptance

(1)	Product delivered pursuant to this Agreement shall be subject to inspection at Novartis’ facilities for compliance with the Quality Requirements.

(2)	Within forty-five (45) days after the applicable shipment of the Product is received by Novartis at the specified Novartis location, and Unigene has provided the documentation required by the Task Order, Novartis may analyze the shipment of the Product If Novartis determines that any shipment of Product, in whole or in part, fails to conform to the Quality Requirements, Novartis shall so inform Unigene in writing describing the reason for such rejection in detail and providing copies of all written materials upon which such rejection is based.

B.	Consequences of Rejection

If Unigene receives a complaint under Paragraph 3(A), the following procedures shall apply:

(a)	If the alleged defect concerns the quantity or quality of the API delivered and Unigene accepts the details submitted by Novartis as to the API’s noncompliance, Unigene shall supply to Novartis (at Unigene’s cost, including the cost of raw materials and components related thereto) the replacement quantity of the API that was allegedly missing or defective from the original batch.

(b)	If the alleged defect concerns the quantity or quality of the API delivered and Unigene does not accept the details submitted by Novartis, then within thirty (30) days from the date on which the details of Novartis’ complaint are received by Unigene, Unigene will appoint an independent scientific and technical expert acceptable to Novartis to review Novartis’ details supporting its complaint of noncompliance. Novartis shall not unreasonably refuse to accept the appointment of the independent scientific and technical expert identified by Unigene. The findings of the expert shall be final and conclusively binding on the parties as to whether the API complies with the Quality Requirements. If the analysis of the expert does not confirm Novartis’ complaint, Novartis shall pay for any replacement quantities delivered by Unigene. If the expert holds that the API does not meet the Quality Requirements, all the fees and costs of the expert and the independent laboratory appointed by the expert to analyze the API shall be paid by Unigene, and Novartis shall have no obligation to pay for such replacement quantities of API and Unigene shall be responsible for all costs associated therewith (including the cost of raw materials, components and shipment related thereto). If the expert rejects Novartis’ complaint, all such fees and costs of the laboratory and the expert will be paid by Novartis, Novartis shall pay for any replacement quantities delivered by Unigene in addition to the original quantities delivered, and Novartis shall be considered to have finally and completely accepted such batch of the API.

C.	Except as otherwise provided in Paragraph 3B(b), Novartis shall pay for Product accepted by it within forty-five (45) days after receipt by Novartis of an invoice from Unigene unless in dispute. All sums due to Unigene shall be payable in United States Dollars by bank wire transfer in immediately available funds to such bank account as Unigene shall designate. The Product will be shipped, at Novartis’ cost, from Unigene FCA Boonton, New Jersey INCOTERMS 2000 in accordance with Novartis’ shipping instructions as provided in writing to Unigene. In addition, Unigene shall use Novartis’ designated carrier and shall ship the Product to the address designated on the Task Order. Risk of loss in transit from Novartis’ designated carrier shall lie with Novartis. Unigene shall cooperate with Novartis’ designated carrier and provide all required carrier documentation for the shipment of Product. Novartis shall be responsible only for those taxes imposed on a purchaser by operation of law.

D.

Novartis has the right to purchase from Unigene a total of ** of Product (the “Total Amount”) by ** (the “Obligated Date”) at a price of U.S. ** per ** (the “Obligated Price”). The Total Amount comprises the sum of the “Obligated Amount” (** of Product) and the “Additional Amount” (** of Product). Upon the Effective Date, Novartis shall pay to Unigene a non-refundable payment of U.S. $2,100,000 for the order of the Product equal to the sum of (i) U.S. **, and (ii) U.S. ** The total of two million one hundred thousand dollars (U.S. $2,100,000) shall be paid by Novartis to Unigene within ** days of the Effective Date. The payment in Paragraph 3D(i) is payment in full for the Obligated Amount to be delivered in accordance with the Task Order. The payment in Paragraph 3D(ii) is the down payment for the Additional Amount to be delivered in accordance with the Task Order. Novartis shall inform Unigene in writing on or before ** whether it wishes Unigene to prepare and deliver the Additional Amount in accordance with the Task Order. Unigene shall credit the U.S.** down payment in Paragraph 3D(ii) at $U.S. ** of Product on a ** for each shipment invoiced to Novartis of Product which is part of the Additional Amount, and Novartis shall pay the remainder of U.S.** of Additional Amount. For example, if Unigene ships ** of Additional Product, the aggregate purchase price will be ** of which will be credited against the down payment (paid in accordance with Paragraph 3D (ii) and ** which will be due in accordance with Paragraph 3C. If after Novartis has provided notice on or before ** that it wishes to purchase the Additional Amount, Novartis fails to purchase all or part of the Additional Amount by the Obligated Date, then Novartis shall pay Unigene the difference between (i) the Additional Amount multiplied by the Obligated Price, and (ii) the amount actually paid to Unigene by Novartis for the portion of Additional Amount purchased pursuant to this Agreement.

E.	Novartis may employ Product supplied by Unigene under this Agreement in connection with ** clinical trials.

4.	COMMUNICATIONS

In the Task Order, the Parties shall identify individuals who shall serve as the Parties’ representatives as to technical and administrative matters. Except in case of emergency, all communications between Novartis and Unigene shall be made through these representatives. Any written communication required or deemed necessary hereunder shall be deemed to have been properly served or sent if delivered in person, sent by a recognized overnight delivery service, or deposited in the United States mail, postage prepaid, for mailing by registered or certified mail, and addressed to these representatives. Unigene shall immediately inform Novartis of any occurrence that creates material uncertainty as to Unigene’s ability to comply fully with any aspect of the Task Order. Without limiting Unigene’s obligations pursuant to this Paragraph, the Parties’ technical representatives shall establish a regular schedule of conferences to facilitate such communications.

5.	INTELLECTUAL PROPERTY

Intellectual property matter shall be governed by Article 6 of the License Agreement.

6.	CONFIDENTIALITY AND EXCHANGE OF INFORMATION

Confidentiality and the Exchange of Confidential Information shall be governed by Article 8 of the License Agreement.

7.	PUBLICITY

Except as otherwise permitted by Section 8.3 of the License Agreement, neither Party shall disclose either the fact or terms of this Agreement without the prior written consent of the other Party except as required by law.

Neither Party will use, or authorize others to use, the name, symbols, or marks of the other

Party in any advertising or publicity material or make any form of representation or statement with regard to this Agreement or any Task Order issued hereunder which would constitute an express or implied endorsement by the other Party of any commercial product or service without that other Party’s prior written approval.

8.	DOCUMENTATION, INSPECTIONS AND AUDITING

Unigene will document all aspects of its procedures as described in the Task Order and Quality Assurance Agreement and will deliver to Novartis (or, where applicable, make available to Novartis for inspection during mutually agreeable times during normal business hours) in a timely manner all of the documentation described in the Task Order. In addition, to the extent that such requests do not include Unigene proprietary or trade secret information and do not conflict with other contractual or legal obligations of Unigene, Unigene will cooperate in good faith to provide any additional documentation that Novartis may reasonably require to determine whether to accept or reject the Product. If Unigene declines to provide any additional documentation in its possession and requested by Novartis, then Novartis may, in its sole discretion, reject the Product. During the term of this Agreement and for three (3) years thereafter (or for such longer period as may be required by law, regulation, or other administrative requirement), Unigene will maintain all books, records and other documents (including but not limited to the documents referred to in Paragraph 8A) relating to the performance of this Agreement or required to be kept by law or permit.

9.	INDEMNIFICATION

A.	Unigene agrees to indemnify, defend and hold Novartis and its subsidiaries and affiliates (including all officers, directors, employees, contractors and agents of the foregoing) harmless from and against any and all third party claims, demands, causes of action, damages, liabilities, losses, costs and expenses, including attorneys’ fees (collectively, the “Claims”), arising out of the negligence or willful misconduct of Unigene in the performance of obligations under this Agreement (including, but not limited to, the performance of Unigene’s employees, subcontractors or agents); or from the breach by Unigene of its warranties, except to the extent that such Claims were caused by the negligence or willful misconduct of Novartis. Unigene further agrees to indemnify, defend and hold Novartis and its subsidiaries and affiliates (including all officers, directors, employees, contractors and agents of the foregoing) harmless from and against any and all Claims arising out of the actual or alleged infringements of any patents, trademarks, copyrights or other third party intellectual property rights arising from the manufacture of the Product by Unigene.**.

B.

Novartis agrees to indemnify, defend and hold Unigene and its subsidiaries and affiliates (including all officers, directors, employees, contractors and agents of the foregoing) harmless from and against any and all Claims, arising out of the negligence or willful misconduct of Novartis in the performance of its obligations under this Agreement (including, but not limited to, the performance of Novartis’ employees, subcontractors or agents); or from the administration or use of the Product by Novartis, except to the extent that such Claims were caused by the negligence or willful misconduct of Unigene in the performance of its obligations under this Agreement (including, but not limited to, the performance of Unigene’s employees, subcontractors or agents); or from the breach by Unigene of its warranties.

C.	The Party seeking indemnification (“Indemnitee”) will notify promptly the Party from which indemnification is sought (“Indemnitor”) of any complaint, claim or injury relating to any loss subject to indemnification hereunder. Indemnitor shall have the right to select defense counsel and to direct and control the defense or settlement of any such liability, claim, action or suit. Indemnitee shall cooperate fully with Indemnitor and its legal representatives in the investigation and defense relating to any loss subject to indemnification hereunder.

D.	EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, UNIGENE MAKES NO WARRANTIES AS TO THE PRODUCT, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING AS TO THE MERCHANTABILITY OF THE PRODUCT OR ITS FITNESS FOR A PARTICULAR PURPOSE OR THAT THE USE OF THE PRODUCT WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS HELD BY A THIRD PARTY.

10.	INSURANCE

A.	Unigene agrees that it shall maintain liability insurance in the amount of ** for a period of five (5) years following termination of this Agreement.

B.	Upon execution of this Agreement, Unigene will provide Novartis with evidence of Unigene’s insurance. Unigene will name Novartis as an additional insured party under Unigene’s insurance policy. Unigene will not change or cancel Unigene’s insurance program and will make all premium payments needed to keep such insurance in force. In the event that Unigene becomes aware of any changes to its insurance program, Unigene will promptly notify Novartis in writing of such changes.

11.	FORCE MAJEURE

Neither Party shall be liable to the other for any failure to deliver or receive Product or for any delay in delivery or receipt of Product when such failure or delay shall be caused (directly or indirectly) by fire; flood; accident; explosion; equipment or machinery breakdown; sabotage; strike or any labor disturbance (regardless of the reasonableness of the demands of labor); civil commotion; riot; invasion; war; act of terrorism; any act, restraint, requisition, regulation or direction of any governmental authority (whether or not valid); shortage of labor, fuel, power or raw materials; inability to obtain supplies; inability to obtain or delays of transportation facilities; any Act of God; or any other event beyond the reasonable control of the Party whose performance is affected (each, an “Event of Force Majeure”). The Party whose performance is so affected shall provide prompt written notice to the other, shall indicate the estimated duration of such Event of Force Majeure, and shall use all commercially reasonable efforts to mitigate the effects of such Event of Force Majeure.

If, by reason of any such Event of Force Majeure, Unigene is excused from performance, then, to the extent Product are not delivered to Novartis in the quantities or at the times required hereunder, Novartis may purchase a replacement product from other sources without liability or obligation to Unigene. In the event Novartis purchases a replacement product from another source, then Novartis may, to the full extent of such purchases, reduce its quantity purchase commitment, if any, hereunder. All such quantities of replacement product so purchased by Novartis shall be considered Product purchased from Unigene for purposes of calculating discounts based on volume allowed under this Agreement, if any. During any period of shortage due to any of said Events of Force Majeure, Unigene shall allocate its supply of Product fairly and equitably among its customers, including Novartis. In addition, Novartis may, at its option, extend the Term of this Agreement to permit partial or total delivery of Product not delivered because of any such Event of Force Majeure. If such Event of Force Majeure continues for more than sixty (60) days, Novartis has the option, at any time thereafter during which the Event of Force Majeure is continuing, to terminate this Agreement without liability to Unigene, except to pay for Product already accepted.

12.	TERMINATION

A.	This Agreement and the Task Order issued hereunder may be terminated by Novartis with or without cause upon thirty (30) days written notice to Unigene; provided, however, that, if Novartis terminates this Agreement without cause, together with the delivery of such written notice, Novartis shall deliver to Unigene a termination payment**; provided further, however, that if Novartis terminates this Agreement with cause, within thirty (30) days after such written notice, Novartis shall deliver to Unigene a termination payment for costs incurred by Unigene for any fulfillment of Unigene’s obligations under this Agreement through the date of such written notice, . Upon receipt of such written notice, Unigene shall cease all activities under this Agreement related to the manufacture and delivery of the Product, except as to the delivery of Product already accepted and paid for.

B.	In the event that (a) either Party becomes insolvent or is unable to pay its debts as they become due, or a petition in bankruptcy or for reorganization is filed by or against them, or a receiver is appointed of the whole or any substantial portion of its property; or (b) either Party is in material breach of its obligations hereunder, which breach remains uncured for sixty (60) business days following receipt of written notice from the other specifying the breach, then the other Party shall have the right to terminate this Agreement with immediate effect, and without prejudice to its other rights or remedies, by written notice of such election.

C.

This Agreement and the Task Order may be terminated by either party for a material breach upon sixty (60) days prior written notice, during which period the other party shall have the opportunity to cure such breach. Notwithstanding the above, in the case of a failure of Novartis to pay any payment due hereunder, the period for cure of any such failure to pay following written notice from Unigene thereof shall be thirty (30) days and, unless payment is made by Novartis within such period or unless Novartis has notified Unigene that a good faith dispute exists regarding Novartis’

failure to pay, the termination shall become effective at the end of such thirty (30) day period.

13.	CONFORMANCE WITH LAW AND ACCEPTED PRACTICE; WARRANTIES

A.	Unigene shall perform this Agreement: (i) in a professional manner; and (ii) in conformance with that level of care and skill ordinarily exercised in similar circumstances by other manufacturers of products that are the same as or similar to the Product. Unigene warrants that all Product furnished hereunder has been manufactured, prepared for shipment and delivered to Novartis’ commercial carrier in accordance with all applicable federal, state and local laws, rules, regulations, orders, ordinances and guidelines and good industry practice. Unigene has and will maintain all licenses, permits, and similar authorizations required for the manufacturing, processing and packaging of the Product.

B.	Unigene warrants that all Product supplied hereunder: (i) is owned by Unigene free of any lien, claim or encumbrance; (ii) conforms fully to every specification set forth in the Task Order; (iii) conforms fully to every specification set forth in the Quality Assurance Agreement; (iv) to Unigene’s knowledge and belief, is free from contamination and any latent or patent defects in design, materials or workmanship; (v) does not, to Unigene’s knowledge and belief, infringe any patent, any other intellectual property right or any other proprietary right of any third party for which Unigene does not have a license; and (vi) is, to Unigene’s knowledge and belief, suitable for use in humans; (vii) **; (viii) **. Without limiting the generality of the foregoing, Unigene acknowledges and understands that Novartis may use the Product, in Novartis’ sole discretion, as the active pharmaceutical ingredient in clinical (human) trials, and Novartis acknowledges and understands that Unigene: (1) has not received any governmental approval in the United States for the use of the Product in humans; and (2) has no knowledge of any further formulation of the Product by Novartis, nor of the protocol that Novartis may utilize for human administration of the Product.

14.	SUBCONTRACTORS

Unigene shall not subcontract any of this Agreement without the prior written approval of Novartis. Any such approval shall not relieve Unigene of its obligations under this Agreement.

15.	APPLICABLE LAW

This Agreement shall be construed by and enforced in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws. Any lawsuit which may arise with respect to this Agreement shall be brought only in a court of competent jurisdiction located in the State of New Jersey.

16.	INDEPENDENT CONTRACTOR

A.	In the performance of this Agreement, Unigene shall be deemed to be and shall be an independent contractor and, as such, neither the Unigene nor its employees shall be entitled to any benefits applicable to employees of Novartis.

B.	Neither Party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty or representation as to any matter. Neither Party shall be bound by the acts or conduct of the other.

17.	ENTIRE AGREEMENT

This Agreement, together with the Task Order (annexed hereto as Exhibit A), the Quality Assurance Agreement (annexed hereto as Exhibit B), the License Agreement including all its Exhibits represent the entire understanding between the Parties with respect to the subject matter hereof and merge and supercede all prior and contemporaneous agreements or understandings, oral or written with respect thereto. None of the Agreements referenced in this Paragraph shall be modified except by a writing signed by the Parties to the particular Agreement to be modified specifying that it is a modification to the particular Agreement to be modified

18.	SEVERABILITY

The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof.

19.	ASSIGNMENT

This Agreement shall not be assignable by either Party to any third party without the written consent of the other Party hereto; provided, however, that either party may assign this Agreement, without such consent, to (i) an affiliate; or (ii) an entity that acquires all or substantially all of the capital stock, business or assets of Unigene to which this Agreement pertains, (whether by merger, reorganization, acquisition, sale, or otherwise) and agrees in writing to be bound by the terms and conditions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

20.	WAIVER

The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the Party making the waiver.

21.	DEBARMENT CERTIFICATION

Unigene hereby represents and warrants that neither Unigene nor any person employed by Unigene in connection with any work to be performed for or on behalf of Novartis has been debarred under Section 306(a) or (b) of the Federal Food, Drug and Cosmetic Act, and that no debarred person will in the future be employed by the Unigene in connection with any work to be performed for or on behalf of Novartis. If at any time after execution of this Agreement, the Unigene becomes aware that the Unigene or any person employed by the Unigene in connection with any work to be performed for or on behalf of Novartis shall become or shall be in the process of being debarred, the Unigene hereby agrees to so notify Novartis at once.

22.	SURVIVAL

The provisions of Paragraphs 5, 6, 7, 8B, 9, 10, 15, 18, 19 and 20 and this Paragraph 22 shall survive the expiration or termination of this Agreement as well as all payment obligations pending at the time of expiration or termination, if any.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

NOVARTIS PHARMA AG

/S/ HERVE GIRSAULT
Name:	Herve Girsault
Title:	Head, Global Partnering

/S/ BETTINA EGLI
Name:	Bettina Egli
Title:	Legal Counsel

UNIGENE LABORATORIES, INC.

/S/ WARREN P. LEVY
Warren P. Levy
President and Chief Executive Officer

EXHIBIT A

TASK ORDER

1.	Product: recombinant calcitonin **

2.	Quantity of Product: a total of **, to be supplied as follows:

**	(Obligated Amount)

**	(Obligated Amount)

**	(Obligated Amount)

**	(Additional Amount)

**	(Additional Amount)

**	(Additional Amount)

3.	To be delivered to:

Robert Gallagher

One Health Plaza

East Hanover, NJ 07936

4.	Product Specifications: as attached hereto in Schedule 1

5.	Price: **

6.	Supplier Procedure Documentation:

Unigene will provide the following documents and/or information to Novartis, it being understood that any and all data to be provided in accordance with this Task Order shall be in compliance with Section 2.2.4 (Right of Reference) of the License Agreement:

A.	**

B.	**

C.	**

D.	**

E.	**

F.	**

G.	**

A - 1

H.	**

I.	**

J.	**

K.	**

L.	**

M.	**

N.	**

O.	**

7.	Contacts:

If to Novartis for Technical Matters:	If to Supplier for Technical Matters:

Simon Bateman, Ph.D/	Paul Shields, Ph.D.

Director, Technical Research and Development	Director, Plant Operations

Novartis Pharmaceuticals Corporation	Unigene Laboratories, Inc.

One Health Plaza	83 Fulton St.

East Hanover, New Jersey 07936	Boonton, New Jersey 07005

If to Novartis for Administrative Matters:	If to Supplier for Administrative Matters:

Robert Wager	James P. Gilligan, Ph.D, MSIB

Vice President of Product Development

Novartis Pharmaceuticals Corporation	Unigene Laboratories, Inc.

One Health Plaza	110 Little Falls Road

East Hanover, New Jersey 07936	Fairfield, New Jersey 07004

A - 2

SCHEDULE 1

PRODUCT SPECIFICATIONS

**

EXHIBIT B

CONTRACT MANUFACTURING AGREEMENT

EXHIBIT C **

**

EXHIBIT D

UNIGENE SOLE IMPROVEMENTS

CONFIDENTIAL

1)	**	**

2)	**	**

3)	**	**

EXHIBIT E

**

Invention	Country		Status		Application/ Patent #		Application/ Issued		Expiration date		Number of Patents
**			*	*	*	*	*	*	*	*	*	*

**	*	*	*	*	*	*	*	*	*	*	*	*
**	*	*	*	*	*	*	*	*	*	*	*	*

EXHIBIT F

PRODUCT SUPPLY AGREEMENT

EXHIBIT G

PATENT SECURITY AGREEMENTS

EXHIBIT H

UNIGENE PRESS RELEASE